For Immediate Release	Contact:
Media Inquiries: Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com
Investor Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com

Aramark Reports First Quarter Results

Q1 SUMMARY

Year-over-year GAAP results impacted by the prior year divestiture of the Healthcare Technologies business

•Revenue (0.3)%; Organic Revenue +1.6%
◦Organic revenue growth across segments
◦Reflects strategic exit of non-core custodial accounts in Europe late last fiscal year

•Operating Income (32)%; Adjusted Operating Income (AOI) (2)%1
◦Initiated planned targeted investments to accelerate future revenue growth

•EPS (42)% at $0.57; Adjusted EPS unchanged1 at $0.62

•Recently Refinanced $900 million 2024 Debt Maturity
◦Strengthens balance sheet and improves financial flexibility

Philadelphia, PA, February 4, 2020 - Aramark (NYSE: ARMK) today reported first quarter fiscal 2020 results.

"Our financial performance in the quarter largely materialized as expected and reflects the early actions of our strategies to unlock the economic potential of the business," said John Zillmer, Aramark's Chief Executive Officer. "In just a few short months, we have mobilized strategic leadership changes and targeted investments, as well as realigned resources to more directly support our field organization and clients—all of which creates catalysts to drive future growth in the business."

1 Constant Currency.

FIRST QUARTER RESULTS*

Consolidated Revenue was $4.3 billion in the quarter, down 0.3% year-over-year, primarily due to approximately six weeks of operations from the Healthcare Technologies business in the prior year before its divestiture in November 2019. Organic Revenue grew 1.6% over the prior year with growth across all segments:

•	FSS United States increased 0.9% due to base business growth primarily in Healthcare and Sports, Leisure and Corrections, partially offset by Education.

•
FSS International grew 3.2% driven by particularly strong performance in South America, despite the impact of social unrest in Chile and the strategic exit of non-core custodial accounts in Europe late last year.

•	Uniform & Career Apparel increased 2.5% from improved pricing and volume with a continued focus on adjacency services.

	Revenue
	Q1 '20	Q1 '19	Change	Organic Revenue Change
FSS United States[1]	$2,639M	$2,660M	(0.8)%	0.9%
FSS International	946	953	(0.7)%	3.2%
Uniform & Career Apparel	668	652	2.5%	2.5%
Total Company	$4,254M	$4,265M	(0.3)%	1.6%
Difference between GAAP Revenue and Organic Revenue reflects the elimination of currency translation and divestitures.
1Q1 2019 GAAP numbers include divested Healthcare Technologies revenue of $44 million. This has been excluded from the calculation of Organic Revenue for comparison purposes.

Operating Income was $254.3 million, down 32% year-over-year primarily due to the prior year divestiture of the Healthcare Technologies business. Adjusted Operating Income was 2% lower on a constant currency basis as follows:

•
FSS United States decreased 11% reflecting the Company's actions to accelerate growth; negative net-new business in Education; increase in medical insurance claim costs; and lower income from possessory interest versus the prior year.

•
FSS International grew 43% largely due to the benefit from the strategic exit of non-core custodial accounts in Europe late last year as well as the timing of incentive-based compensation in the prior year.

•	Uniform & Career Apparel increased 2% resulting from AmeriPride acquisition synergies and efficiencies from operational performance, partially offset by investments for accelerated growth.

	Operating Income			Adjusted Operating Income
	Q1 '20	Q1 '19	Change	Q1 '20	Q1 '19	Constant-Currency Change
FSS United States[2]	$186M	$364M	(49)%	$204M	$228M	(11)%
FSS International	44	11	281%	46	33	43%
Uniform & Career Apparel	53	53	1%	67	66	2%
Corporate	(29)	(55)	47%	(31)	(34)	9%
Total Company	$254M	$373M	(32)%	$286M	$293M	(2)%
2Q1 2019 GAAP numbers include divested Healthcare Technologies operating income of $4 million and gain on sale of $157 million. This has been excluded from the calculation of Adjusted Operating Income for comparison purposes.

* May not total due to rounding.

GAAP SUMMARY
On a GAAP basis, revenue was $4.3 billion, operating income was $254.3 million, net income attributable to Aramark stockholders was $145.8 million, and diluted earnings per share were $0.57. This compared to the first quarter of 2019 where, on a GAAP basis, revenue was $4.3 billion, operating income was $373.4 million, net income attributable to Aramark stockholders was $250.7 million and diluted earnings per share were $0.99. First quarter GAAP diluted earnings per share decreased 42% over the prior year principally due to the $157.3 million gain in the prior year period from the sale of the Healthcare Technologies business. A reconciliation of GAAP to Non-GAAP measures is included in the appendix.

CURRENCY
A stronger U.S. dollar decreased revenue by approximately $37.4 million and a $1.2 million unfavorable impact on operating income. Currency had a negligible effect on GAAP and adjusted earnings per share.

CASH FLOW
Net Cash used in operating activities was $(309.5) million compared to $(203.7) million in the prior year. Free Cash Flow was $(405.0) million compared to $(317.1) million in the prior year. The year-over-year decrease was due, in large part, to the timing of annual cash-based incentive compensation payments in the prior year and special employee retirement contributions this year. Cash flow is historically negative in the first quarter due to seasonality in the business.

CAPITAL STRUCTURE
The Company reduced its net debt position by $221.2 million compared to the prior year quarter and maintained approximately $1.1 billion in cash and availability on its revolving credit facility. Total trailing 12-month net debt to covenant adjusted EBITDA was 4.2x at the end of the quarter, unchanged from the prior year.

Subsequent to the end of the first quarter, the Company further strengthened its balance sheet and improved financial flexibility through a $900 million debt refinancing action. As part of this strategy, Aramark raised secured term loans to redeem its 2024 Senior Notes and executed $800 million of interest rate swap contracts at favorable fixed interest rates. The transaction is net leverage neutral, maintains a comparable level of fixed-to-floating debt exposure due to the interest rate hedges and extends the debt maturity by an additional three years to January 2027.

BUSINESS UPDATE
The Company is currently activating strategies to accelerate future revenue growth and unlock the economic potential of the business. These actions include fostering a hospitality culture, aligning leadership and operational resources, as well as initiating targeted investments that will support new account sales efforts and client retention; enhanced product and service offerings; and value-added innovation and technology—all executed with a commitment to drive long-term shareholder value.

"Since joining Aramark a few weeks ago, I have spent time immersing myself in the organization and have already confirmed my initial belief in the growth potential for the business," said Tom Ondrof, Aramark's Chief Financial Officer. "While appreciating the immediate work ahead of us, I am confident that we will execute over time on our actions and position Aramark for sustained excellence. As these strategies are implemented, the Company maintains its near-term financial performance outlook for Fiscal 2020."

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. Our 280,000 team members deliver innovative experiences and services in food, facilities management and uniforms to millions of people every day. We strive to create a better world by making a positive impact on people and the planet, including commitments to engage our employees; empower healthy consumers; build local communities; source ethically, inclusively and responsibly; operate efficiently; and reduce waste. Aramark is recognized as a Best Place to Work by the Human Rights Campaign (LGBTQ), DiversityInc, Black Enterprise and the Disability Equality Index. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Selected Operational and Financial Metrics
Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effects of material divestitures and the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; tax reform related employee reinvestments and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; tax reform related employee reinvestments; the tax benefit attributable to the former CEO's equity award exercises; the impact of tax reform and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision for income taxes; depreciation and amortization; and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash used in operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income, or earnings per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization resulting from the purchase accounting applied to the January 26, 2007 going-private transaction executed with investment funds affiliated with GS Capital Partners, CCMP Capital Advisors, LLC and J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus LLC as well as approximately 250 senior management personnel ($7.7 million for the first quarter of 2020 and $7.7 million for the first quarter of 2019) and amortization expense recognized on other acquisition-related intangible assets ($21.4 million for the first quarter of 2020 and $22.7 million for the first quarter of 2019).
Severance and Other Charges - adjustments to eliminate severance expenses and other costs incurred in the applicable period related to streamlining initiatives ($22.0 million for the first quarter of 2019), incurring duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its existing headquarters and closing costs ($6.6 million for the first quarter of 2019), adjustments to eliminate consulting costs incurred in the applicable period related to streamlining and general administrative initiatives ($4.2 million for the first quarter of 2019) and other charges ($1.4 million for the first quarter of 2019).
Effect of Divestitures - adjustments to eliminate the impact that the Healthcare Technologies divestiture had on comparative periods.
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including deal costs, costs for transitional employees and integration related consulting costs ($10.1 million for the first quarter of 2020 and $8.6 million for the first quarter of 2019).
Gain on sale of Healthcare Technologies - adjustment to eliminate the impact of the gain on sale of the Healthcare Technologies business.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses and retirement contributions ($1.4 million for the first quarter of 2020).
Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income/loss from prior years' loss experience under our casualty insurance program ($10.3 million gain for the first quarter of 2020 and $11.3 million gain for the first quarter of 2019), the impact of the change in fair value related to certain gasoline and diesel agreements ($3.3 million gain for the first quarter of 2020 and $8.9 million loss for the first quarter of 2019), eliminate external consulting fees related to growth initiatives ($3.2 million for the first quarter of 2020), payroll tax charges related to equity award exercises by the Company's former chief executive officer ($0.9 million for the first quarter of 2020), pension plan charges ($0.1 million for the first quarter of 2020 and $1.2 million for the first quarter of 2019), banker fees and other charges related to the sale of Healthcare Technologies ($8.4 million for the first quarter of 2019) and other charges.
Effect of Tax Reform on Provision for Income Taxes - adjustments to eliminate the impact of tax reform that is not indicative of our ongoing tax position based on the new tax policies and certain other adjustments.
Excess Tax Benefit Attributable to Former CEO Equity Award Exercises - adjustments to eliminate the tax impact of equity award exercises by the Company's former chief executive officer.
Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S.
Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements made by our CEO and under the heading "2020 Outlook" and including with respect to, without limitation, anticipated effects of our adoption of new accounting standards, the expected impact of strategic portfolio actions, the benefits and costs of our acquisitions of each of Avendra, LLC ("Avendra") and AmeriPride Services, Inc. ("AmeriPride"), as well as statements regarding these companies’ services and products and statements relating to our business and growth strategy. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words.
Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and our estimated benefits and costs of our acquisitions are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results or the costs and benefits of the acquisitions include without limitation: unfavorable economic conditions; natural disasters, global calamities, pandemics, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; the inability to achieve cost savings through our cost reduction efforts; our expansion strategy; our ability to successfully integrate the businesses of Avendra and AmeriPride and costs and timing related thereto, the risk of unanticipated restructuring costs or assumption of undisclosed liabilities, the risk that we are unable to achieve the anticipated benefits (including tax benefits) and synergies of the acquisition of AmeriPride and Avendra including whether the transactions will be accretive and within the expected timeframes, the availability of sufficient cash to repay certain indebtedness and our decision to utilize the cash for that purpose, the disruption of the transactions to each of Avendra and AmeriPride and their respective managements; the effect of the transactions on each of Avendra's and AmeriPride's ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with, or to the business of, our primary distributor; the inability to hire and retain sufficient qualified personnel or increases in labor costs; healthcare reform legislation; the contract intensive nature of our business, which may lead to client disputes; seasonality; disruptions in the availability of our computer systems or privacy breaches; failure to maintain effective internal controls; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost, our ability to retain key personnel and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 26, 2019 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website www.aramark.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	December 27, 2019	December 28, 2018
Revenue	$4,253,597	$4,265,349
Costs and Expenses:
Cost of services provided	3,768,113	3,794,445
Depreciation and amortization	147,936	150,721
Selling and general corporate expenses	83,255	104,130
Gain on sale of Healthcare Technologies	—	(157,309)
	3,999,304	3,891,987
Operating income	254,293	373,362
Interest and Other Financing Costs, net	79,585	82,978
Income Before Income Taxes	174,708	290,384
Provision for Income Taxes	28,825	39,708
Net income	145,883	250,676
Less: Net income (loss) attributable to noncontrolling interest	122	(6)
Net income attributable to Aramark stockholders	$145,761	$250,682

Earnings per share attributable to Aramark stockholders:
Basic	$0.59	$1.02
Diluted	$0.57	$0.99
Weighted Average Shares Outstanding:
Basic	248,731	246,887
Diluted	254,121	253,656

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS*
(Unaudited)
(In Thousands)

	December 27, 2019	September 27, 2019
Assets

Current Assets:
Cash and cash equivalents	$264,618	$246,643
Receivables	1,971,939	1,806,964
Inventories	397,933	411,319
Prepayments and other current assets	194,417	193,461
Total current assets	2,828,907	2,658,387
Property and Equipment, net	2,158,162	2,181,762
Goodwill	5,537,025	5,518,800
Other Intangible Assets	2,013,773	2,033,566
Operating Lease Right-of-use Assets	561,872	—
Other Assets	1,173,326	1,343,806
	$14,273,065	$13,736,321

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$82,981	$69,928
Current operating lease liabilities	75,751	—
Accounts payable	855,214	999,517
Accrued expenses and other current liabilities	1,283,547	1,635,853
Total current liabilities	2,297,493	2,705,298
Long-Term Borrowings	7,087,720	6,612,239
Noncurrent Operating Lease Liabilities	345,500	—
Deferred Income Taxes and Other Noncurrent Liabilities	1,080,768	1,088,822
Redeemable Noncontrolling Interest	10,008	9,915
Total Stockholders' Equity	3,451,576	3,320,047
	$14,273,065	$13,736,321

*In connection with the Company's adoption of ASC 842, Leases, three new line items were added to the balance sheet to reflect the capitalization of operating lease liabilities (current and noncurrent), offset by operating lease right-of-use assets. Further details will be available in the Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2019.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended
	December 27, 2019	December 28, 2018
Cash flows from operating activities:
Net income	$145,883	$250,676
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	147,936	150,721
Deferred income taxes	29,432	(5,764)
Share-based compensation expense	14,116	18,562
Net gain on sale of Healthcare Technologies	—	(140,165)
Changes in operating assets and liabilities	(644,345)	(436,053)
Payments made to clients on contracts	(10,006)	(22,422)
Other operating activities	7,500	(19,217)
Net cash used in operating activities	(309,484)	(203,662)

Cash flows from investing activities:
Net purchases of property and equipment and other	(95,550)	(113,446)
Acquisitions, divestitures and other investing activities	8,199	307,597
Net cash (used in) provided by investing activities	(87,351)	194,151

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	20,286	(241,308)
Net change in funding under the Receivables Facility	450,000	390,000
Payments of dividends	(27,483)	(27,161)
Proceeds from issuance of common stock	26,089	1,077
Repurchase of common stock	—	(50,000)
Other financing activities	(57,329)	(24,489)
Net cash provided by financing activities	411,563	48,119
Effect of foreign exchange rates on cash and cash equivalents	3,247	(3,752)
Increase in cash and cash equivalents	17,975	34,856
Cash and cash equivalents, beginning of period	246,643	215,025
Cash and cash equivalents, end of period	$264,618	$249,881

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	December 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,638,960	$946,194	$668,443		$4,253,597
Operating Income (as reported)	$185,954	$43,676	$53,310	$(28,647)	$254,293
Operating Income Margin (as reported)	7.05%	4.62%	7.98%		5.98%

Revenue (as reported)	$2,638,960	$946,194	$668,443		$4,253,597
Effect of Currency Translation	12	37,393	(48)		37,357
Adjusted Revenue (Organic)	$2,638,972	$983,587	$668,395		$4,290,954
Revenue Growth (as reported)	(0.80)%	(0.73)%	2.54%		(0.28)%
Adjusted Revenue Growth (Organic)	0.85%	3.20%	2.53%		1.64%

Operating Income (as reported)	$185,954	$43,676	$53,310	$(28,647)	$254,293
Amortization of Acquisition-Related Intangible Assets	21,254	1,658	6,154	—	29,066
Merger and Integration Related Charges	2,364	229	7,471	—	10,064
Tax Reform Related Employee Reinvestments	1,436	—	(13)	—	1,423
Gains, Losses and Settlements impacting comparability	(7,123)	—	74	(2,009)	(9,058)
Adjusted Operating Income	$203,885	$45,563	$66,996	$(30,656)	$285,788
Effect of Currency Translation	26	1,158	(20)	—	1,164
Adjusted Operating Income (Constant Currency)	$203,911	$46,721	$66,976	$(30,656)	$286,952

Operating Income Growth (as reported)	(48.88)%	281.25%	1.17%	47.47%	(31.89)%
Adjusted Operating Income Growth	(10.53)%	39.12%	1.94%	8.99%	(2.35)%
Adjusted Operating Income Growth (Constant Currency)	(10.52)%	42.66%	1.91%	8.99%	(1.95)%
Adjusted Operating Income Margin (Constant Currency)	7.73%	4.75%	10.02%		6.69%

	Three Months Ended
	December 28, 2018
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,660,356	$953,122	$651,871		$4,265,349
Effect of Divestitures	(43,680)	—	—		(43,680)
Adjusted Revenue (Organic)	$2,616,676	$953,122	$651,871		$4,221,669

Operating Income (as reported)	$363,751	$11,456	$52,694	$(54,539)	$373,362
Amortization of Acquisition-Related Intangible Assets	23,243	1,130	6,019	—	30,392
Severance and Other Charges	9,955	17,945	493	5,835	34,228
Effect of Divestitures	(4,003)	—	—	—	(4,003)
Merger and Integration Related Charges	2,096	—	6,513	8	8,617
Gain on sale of Healthcare Technologies	(157,309)	—	—	—	(157,309)
Gains, Losses and Settlements impacting comparability	(9,843)	2,219	—	15,010	7,386
Adjusted Operating Income	$227,890	$32,750	$65,719	$(33,686)	$292,673

Operating Income Margin (as reported)	13.67%	1.20%	8.08%		8.75%
Adjusted Operating Income Margin	8.71%	3.44%	10.08%		6.93%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 27, 2019	December 28, 2018

Net Income Attributable to Aramark Stockholders (as reported)	$145,761	$250,682
Adjustment:
Amortization of Acquisition-Related Intangible Assets	29,066	30,392
Severance and Other Charges	—	34,228
Effect of Divestitures	—	(4,003)
Merger and Integration Related Charges	10,064	8,617
Gain on sale of Healthcare Technologies	—	(157,309)
Tax Reform Related Employee Reinvestments	1,423	—
Gains, Losses and Settlements impacting comparability	(9,058)	7,386
Effect of Tax Reform on Provision for Income Taxes	—	(11,317)
Excess Tax Benefit Attributable to Former CEO Equity Award Exercises	(12,516)	—
Tax Impact of Adjustments to Adjusted Net Income	(8,024)	(2,102)
Adjusted Net Income	$156,716	$156,574
Effect of Currency Translation, net of Tax	618	—
Adjusted Net Income (Constant Currency)	$157,334	$156,574

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$145,761	$250,682
Diluted Weighted Average Shares Outstanding	254,121	253,656
	$0.57	$0.99
Earnings Per Share Growth (as reported)	(42.42)%

Adjusted Earnings Per Share
Adjusted Net Income	$156,716	$156,574
Diluted Weighted Average Shares Outstanding	254,121	253,656
	$0.62	$0.62
Adjusted Earnings Per Share Growth	—%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$157,334	$156,574
Diluted Weighted Average Shares Outstanding	254,121	253,724
	$0.62	$0.62
Adjusted Earnings Per Share Growth (Constant Currency)	—%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 27, 2019	December 28, 2018

Net Income Attributable to Aramark Stockholders (as reported)	$343,628	$526,283
Interest and Other Financing Costs, net	331,594	360,940
Provision for Income Taxes	96,823	92,845
Depreciation and Amortization	589,788	613,054
Share-based compensation expense(1)	50,834	90,349
Unusual or non-recurring (gains) and losses	1,000	(157,309)
Pro forma EBITDA for equity method investees(2)	7,172	14,150
Pro forma EBITDA for certain transactions(3)	19,092	(18,218)
Other(4)	208,449	183,884
Covenant Adjusted EBITDA	$1,648,380	$1,705,978

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$7,170,701	$7,377,147
Less: Cash and cash equivalents	264,618	249,881
Net Debt	$6,906,083	$7,127,266
Covenant Adjusted EBITDA	$1,648,380	$1,705,978
Net Debt/Covenant Adjusted EBITDA	4.2	4.2

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents our estimated share of EBITDA primarily from our AIM Services Co., Ltd. equity method investment, not already reflected in our net income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.

(3) Represents the annualizing of net EBITDA from certain acquisitions and divestitures made during the period.
(4) "Other" for the twelve months ended December 27, 2019 and December 28, 2018, respectively, includes expenses related to merger and integration related charges ($37.5 million and $67.4 million), adjustments to remove the impact attributable to the adoption of certain new accounting standards in accordance with the Credit Agreement and indentures ($24.5 million and $4.4 million), the impact of hyperinflation in Argentina ($4.9 million and $3.8 million), organizational streamlining initiatives ($3.3 million reversal and $58.5 million), the impact of the change in fair value related to certain gasoline and diesel agreements ($7.5 million gain and $10.5 million loss) and other miscellaneous expenses. "Other" for the twelve months ended December 27, 2019 also includes compensation expense for special recognition awards, employee training programs and retirement contributions funded by benefits from U.S. tax reform ($76.3 million), charges related to certain legal settlements ($27.9 million), non cash impairment charges ($14.8 million), cash compensation charges associated with the retirement of the Company's former chief executive officer ($10.4 million), closing costs mainly related to customer contracts ($8.5 million), advisory fees related to shareholder matters ($7.7 million) and settlement charges related to exiting a joint venture arrangement ($4.5 million). "Other" for the twelve months ended December 28, 2018 also includes duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($14.3 million), banker fees and other charges related to the sale of Healthcare Technologies ($9.9 million), property and other asset write-downs related to a joint venture liquidation and acquisition ($7.5 million) and certain environmental charges ($5.0 million).

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Three Months Ended
	December 27, 2019	December 28, 2018
Net Cash used in operating activities	$(309,484)	$(203,662)

Net purchases of property and equipment and other	(95,550)	(113,446)

Free Cash Flow	$(405,034)	$(317,108)